Exhibit 10.27
Mallory Martino

WELCOME TO WELLA
COMPANY
WELLA COMPANY | 104 WEST 40TH STREET, 15TH FLOOR, NEW YORK, NY 10018 | WELLACOMPANY.COM

Mallory Martino

September 25, 2024

Dear Mallory:

I am pleased to welcome you to Wella Company. This letter serves to confirm the terms of your offer. Your place of employment will be based at the New York City office at 104 West 40th Street, 15th Floor, New York, NY 10018. However, within the normal course of your duties, you may be required to travel in accordance with business needs.

TITLE	Your title will be Chief People Officer, reporting to Annie Young- Scrivner, Wella Company CEO.

HIRE DATE	You will commence employment in this role on November 4, 2024.

PAY
You will receive an initial annual base salary of $550,000 USD, less applicable deductions, payable in accordance with the Company’s payroll practices (such annual base salary, at the rate in effect at the applicable time, the "Base Salary”).

EMPLOYEE BENEFITS	You will be eligible to participate in applicable benefit plans and programs subject to the eligibility terms and conditions of such plans and programs. Information regarding these plans and programs will be provided to you separately.

In addition, you will also be eligible for an annual Executive Wellbeing Benefit in the amount of $25,000 USD GROSS which will be paid out in one payment via payroll subject to applicable deductions. Your payment for FY25 will be for the full year and paid within the first 30 days of your employment.

ANNUAL INCENTIVE PLAN (AIP)	You will be eligible to participate in the Wella Bonus Program with a target award of 70% of the Base Salary (“Target Bonus”).

Your bonus opportunity will be subject to the terms and conditions of each fiscal year’s AIP program design based on discretionary review and approval by the Company's Board of Directors.
For the current FY25, your bonus eligibility will be for the full fiscal year. You will receive 50% of your Target AIP payout in March 2025 via payroll. At the end of FY25 when the final AIP outcome is known, your total payout for the full fiscal year will be determined and payment made to you in March 2025 will be deducted. The remaining amount (if any) will be paid to you in October 2025 payroll.

WELLA COMPANY | 104 WEST 40TH STREET, 15TH FLOOR, NEW YORK, NY 10018 | WELLACOMPANY.COM

Mallory Martino

WELLA INCENTIVE SCHEME
You will be eligible to participate in the Company’s Wella Incentive Scheme (“WINS") at an initial investment opportunity of up to $400,000 USD in accordance with its terms. You will acquire shares at current valuation of each Ordinary share at your time of joining and EUR1.00 per B Preference share. You will also be granted matching shares on a one to one basis for the Ordinary shares you acquire. All the shares you acquire and the matching shares will fully vest upon an IPO or Sale exit event. In addition, you will be granted Restricted Stock Units (RSUs) to augment the Ordinary shares you acquire. The RSUs will have a 20% annual time vesting cycle. The number of RSUs that have time vested will only fully vest and convert to Ordinary shares upon an IPO or Sale exit event. The remaining RSUs which are not yet time vested at the IPO or Sale exit event will continue to vest according to the vesting schedule post the IPO or Sale exit event. Do note that the WINS program and the equity acquired and granted are only applicable to the Pre IPO period. Post IPO the company intends to have an appropriate Long Term Incentive program for a publicly listed company.

SIGN ON BONUS
You will receive a one-time sign on bonus in the amount of $600,000 USD GROSS, payable within 30 days after your actual Hire Date based on satisfactory performance. Should you voluntarily resign from your position or be terminated for cause within the first 24 months of employment, you will be required to return the full gross amount of this payment to the Company within 30 days after your departure. For clarity, the definition of "Cause” is (1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed; (2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records; (3) improper disclosure of the Company’s confidential or proprietary information; (4) any action by the Executive which has a material detrimental effect on the Company’s reputation or business; (5) a course of conduct amounting to gross incompetence, (6) chronic and unexcused absenteeism, or (7) unlawful appropriation of a corporate opportunity, or (8) material breach by the Executive of his/her employment offer, contract of employment (as interpreted by an employment court of competent jurisdiction), or any confidentiality, non-competition agreement or other covenant (subject, in each case, to a cure period of 30 days from the date of notification to Executive of the breach, to the extent that such breach is capable of being cured), (9) breach by Executive of his/her compliance undertakings or any compliance policy implemented by the Wella Group which has been made available to Executive in writing or is generally accessible by employees of the Wella Group (for example, via the Wella Group sharepoint or similar)), subject to a cure period of 30 days from the date of notification to Executive of the breach, to the extent that such breach is capable of being cured.

CONDITIONAL PAYMENTS
You will receive the sum of $100,000 USD GROSS in October 2025 if the Wella Company IPO has not happened by October 2025, the payment will be subject to applicable deductions. An additional sum of $200,000 USD GROSS will be paid to you in October 2026 if the Wella Company IPO as not happened by October 2026, this payment will also be subject to applicable deductions.

VACATION
You will accrue vacation days pursuant to the Company's standard vacation policy. You will be eligible for 5 weeks (25 business days) of vacation annually (calendar year). You must take your vacation entitlement in the year it accrued. Failure to do so will result in forfeiture of any such accrued vacation not taken.

RESTRICTIVE COVENANTS
You will be required, as a condition of employment, to execute the Confidentiality, Non-Competition and Non-Solicitation Agreement, which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.

WELLA COMPANY | 104 WEST 40TH STREET, 15TH FLOOR, NEW YORK, NY 10018 | WELLACOMPANY.COM

Mallory Martino

GOVERNING LAW
This letter will be governed by the laws of the State of New York, and any other jurisdiction required by law. All disputes concerning your employment or the termination of such, including any disputes regarding your obligations to the Company or the Company’s obligations to you following such termination, shall be governed by the laws of the State of New York, and the parties consent to the exclusive jurisdiction of the state and federal courts located in New York to hear and determine any such disputes. In the case of any conflict with the provisions of any other agreement between you and the Company, this provision shall govern.

ASSIGNMENT
You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

AT-WILL EMPLOYEE
Other than obligations contained in the attached Confidentiality, Non-competition and Non-Solicitation Agreement please be aware that neither this letter, nor any other document confers any contractual right. Either express or implied, to remain employed by the Company for any fixed period of time, nor does it guarantee any fixed terms or conditions of employment. While we hope that your employment with the Company will be mutually beneficial, please understand that you are an at-will employee, which means that both you and the Company have the right to terminate your employment at any time, with or without notice or cause.

SEVERANCE PACKAGE
The terms of any Severance agreement will be in line with the Wella Company Severance Plan. If there is a Wella initiated termination of employment not for cause, you will receive a severance amount of twelve (12) months of base salary, less standard federal and state withholdings for taxes and authorized deductions, including authorized paycheck deductions. This severance amount will be paid in equal bi-weekly installments pursuant to the Company’s standard payroll practices. You will also be paid any outstanding bonus earned and not yet paid, as well as a prorated bonus for the current fiscal up to your date of exit.

CONDITIONAL OFFER
This offer is contingent upon you not being subject to any lawful limitation, obligation or agreement that would preclude your full-time employment with the Company or in any way restrict your ability to perform your duties as a Company employee on the Hire Date. You will be required to sign the attached Confidentiality, Non-Competition and Non-Solicitation Agreement as a condition of employment.
This offer is also contingent upon proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within 3 business days of their first day of work. To assist us in complying with this requirement, please bring appropriate documents with you on your first day.

ENTIRE UNDERSTANDING
This offer letter, together with the attached Confidentiality, Non-competition and Non-Solicitation Agreement, constitutes the entire understanding between you and the Company, and supersedes any previous agreements and understandings, whether oral or written, regarding your offer of employment by the Company. You acknowledge and agree that you have not relied on any representations or statements, whether oral or written, regarding your employment with the Company, other than as contained in this offer letter.

WELLA COMPANY | 104 WEST 40TH STREET, 15TH FLOOR, NEW YORK, NY 10018 | WELLACOMPANY.COM

Mallory Martino

MODIFICATION
Any amendment to this offer letter must be made in writing and signed by you and a duly authorized officer of the Company. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).
We look forward to receiving your acceptance of the Company’s offer by signature below by September 30, 2024.
We hope you share our excitement and look forward to working together in building a global leader in beauty.
Should you have any questions, please let me know.
Regards,
Annie Young-Scrivner
CEO, Wella Company

Accepted and agreed: Mallory Martino

Sign:	/s/ Mallory Martino

Print Name:	Mallory Martino

Date:	September 28, 2024

WELLA COMPANY | 104 WEST 40TH STREET, 15TH FLOOR, NEW YORK, NY 10018 | WELLACOMPANY.COM